Exhibit 99

Dillard’s, Inc. Reports Second Quarter and Year-to-Date Results

LITTLE ROCK, Ark. (BUSINESS WIRE) – August 10, 2023 - Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 26 weeks ended July 29, 2023. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Dillard’s Chief Executive Officer William T. Dillard, II stated, “The cautious consumer we noted in the first quarter continued in the first few weeks of the second, leading to a sales decline of 3%. We exited the quarter with inventory flat year over year while maintaining a strong retail gross margin of 40.4%. We repurchased $103 million of stock and ended the quarter with $924 million in cash and short-term investments.”

Highlights of the Second Quarter (compared to the prior year second quarter):

•Total retail sales decreased 3%
•	Comparable store sales decreased 3%
•	Net income of $131.5 million compared to $163.4 million
•	Earnings per share of $7.98 compared to $9.30
•	Retail gross margin of 40.4% of sales compared to 41.5% of sales
•	Operating expenses were $412.6 million (26.3% of sales) compared to $401.3 million (25.3% of sales)
•	Share repurchase of $103.4 million (approximately 358,000 shares)
•	Ending inventory unchanged (as a percentage) year over year

Second Quarter Results

Dillard’s reported net income for the 13 weeks ended July 29, 2023 of $131.5 million, or $7.98 per share compared to $163.4 million, or $9.30 per share, for the prior year second quarter.

Sales – Second Quarter

Net sales for the 13 weeks ended July 29, 2023 and July 30, 2022 were $1.567 billion and $1.589 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total retail sales (which excludes CDI) for the 13 weeks ended July 29, 2023 and July 30, 2022 were $1.499 billion and $1.553 billion, respectively. Total retail sales decreased 3% for the 13-week period ended July 29, 2023 compared to the prior year second quarter. Sales in comparable stores decreased 3%. The Company noted continuing consumer caution, particularly in the first few weeks of the second quarter. Cosmetics was the strongest performing category followed by home and furniture. Ladies’ accessories and lingerie, ladies’ apparel and shoes were the weakest categories.

Gross Margin – Second Quarter

Consolidated gross margin for the 13 weeks ended July 29, 2023 was 38.8% of sales compared to 40.8% of sales for the prior year second quarter.

Retail gross margin (which excludes CDI) for the 13 weeks ended July 29, 2023 was 40.4% of sales compared to 41.5% of sales for the prior year second quarter. Gross margin increased significantly in home and furniture and increased moderately in ladies’ accessories and lingerie compared to the prior year second quarter. Gross margin decreased significantly in men’s apparel and accessories and decreased moderately in juniors’ and children’s apparel.

Inventory remained unchanged (as a percentage) for the 13 weeks ended July 29, 2023 compared to the 13 weeks ended July 30, 2022.

Selling, General & Administrative Expenses – Second Quarter

Consolidated selling, general and administrative expenses (“operating expenses”) for the 13 weeks ended July 29, 2023 were $412.6 million (26.3% of sales) compared to $401.3 million (25.3% of sales) for the prior year second quarter. The increase in operating expenses is primarily due to increased payroll and payroll-related expenses.

Highlights of the 26 Weeks (compared to the prior year 26 weeks):

•Total retail sales decreased 4%
•	Comparable store sales decreased 4%
•	Net income of $333.0 million compared to $414.5 million
•	Earnings per share of $19.89 compared to $23.07
•	Retail gross margin of 43.0% of sales compared to 44.5% of sales
•	Operating expenses were $818.9 million (26.0% of sales) compared to $802.1 million (25.1% of sales)
•	Share repurchase of $217.3 million (approximately 715,000 shares)

26-Week Results

Dillard’s reported net income for the 26 weeks ended July 29, 2023 of $333.0 million, or $19.89 per share. This compares to $414.5 million, or $23.07 per share, for the prior year 26-week period. Included in net income for the 26 weeks ended July 29, 2023 is a pretax gain of $2.0 million ($1.5 million after tax or $0.09 per share) primarily related to the sale of a store property.

Included in net income for the prior year 26-week period ended July 30, 2022 is a pretax gain of $7.2 million ($5.6 million after tax or $0.31 per share) primarily related to the sale of a store property.

Sales – 26 Weeks

Net sales for the 26 weeks ended July 29, 2023 and July 30, 2022 were $3.151 billion and $3.200 billion, respectively.

Total retail sales for the 26 weeks ended July 29, 2023 and July 30, 2022 were $3.013 billion and $3.133 billion, respectively. Total retail sales decreased 4% for the 26-week period ended July 29, 2023 compared to the prior year 26-week period. Sales in comparable stores decreased 4%.

Gross Margin – 26 Weeks

Consolidated gross margin for the 26 weeks ended July 29, 2023 was 41.3% of sales compared to 43.7% of sales for the prior year 26-week period.

Retail gross margin for the 26 weeks ended July 29, 2023 was 43.0% of sales compared to 44.5% of sales for the prior year 26-week period.

Selling, General & Administrative Expenses – 26 Weeks

Operating expenses for the 26 weeks ended July 29, 2023 were $818.9 million (26.0% of sales) compared to $802.1 million (25.1% of sales) for the prior year 26-week period. The increase in operating expenses is primarily due to increased payroll and payroll-related expenses.

Share Repurchase

During the 13 weeks ended July 29, 2023, the Company purchased $103.4 million (approximately 358,000 shares) of Class A Common Stock at an average price of $289.32 per share. During the 26 weeks ended July 29, 2023, the Company purchased $217.3 million (approximately 715,000 shares) at an average price of $303.98 per share. As of July 29, 2023, authorization of $458.1 million remained under the May 2023 program.

Total shares outstanding (Class A and Class B Common Stock) at July 29, 2023 and July 30, 2022 were 16.4 million and 17.2 million, respectively.

Store Information

Dillard’s has announced the upcoming closure of its MacArthur Center location in Norfolk, Virginia (240,000 square feet). The store is expected to close in September, 2023.

The Company operates 274 Dillard’s stores, including 27 clearance centers, spanning 29 states (totaling 46.9 million square feet) and an Internet store at dillards.com.

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In Millions, Except Per Share Data)

	13 Weeks Ended				26 Weeks Ended
	July 29, 2023		July 30, 2022		July 29, 2023		July 30, 2022
		% of		% of		% of		% of
		Net		Net		Net		Net
	Amount	Sales	Amount	Sales	Amount	Sales	Amount	Sales
Net sales	$1,567.4	100.0%	$1,588.6	100.0%	$3,151.3	100.0%	$3,200.3	100.0%
Service charges and other income	30.0	1.9	29.3	1.8	60.0	1.9	60.4	1.9
	1,597.4	101.9	1,617.9	101.8	3,211.3	101.9	3,260.7	101.9

Cost of sales	958.8	61.2	941.2	59.2	1,850.1	58.7	1,802.6	56.3
Selling, general and administrative expenses	412.6	26.3	401.3	25.3	818.9	26.0	802.1	25.1
Depreciation and amortization	44.8	2.9	47.9	3.0	90.6	2.9	94.1	2.9
Rentals	5.0	0.3	5.3	0.3	9.3	0.3	10.4	0.3
Interest and debt expense, net	0.1	0.0	9.7	0.6	0.3	0.0	20.2	0.6
Other expense	4.7	0.3	2.0	0.1	9.4	0.3	3.9	0.1
Gain on disposal of assets	0.2	0.0	—	0.0	2.0	0.1	7.2	0.2
Income before income taxes	171.6	10.9	210.5	13.3	434.7	13.8	534.6	16.7
Income taxes	40.1		47.1		101.7		120.1
Net income	$131.5	8.4%	$163.4	10.3%	$333.0	10.6%	$414.5	13.0%

Basic and diluted earnings per share	$7.98		$9.30		$19.89		$23.07
Basic and diluted weighted average shares outstanding	16.5		17.6		16.7		18.0

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In Millions)

	July 29,	July 30,
	2023	2022
Assets
Current Assets:
Cash and cash equivalents	$774.3	$492.9
Accounts receivable	59.7	36.4
Short-term investments	150.2	74.0
Merchandise inventories	1,192.7	1,193.4
Federal and state income taxes	—	35.7
Other current assets	103.3	97.8
Total current assets	2,280.2	1,930.2

Property and equipment, net	1,098.9	1,159.7
Operating lease assets	30.4	37.1
Deferred income taxes	46.0	30.2
Other assets	56.9	64.4

Total Assets	$3,512.4	$3,221.6

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$803.1	$890.8
Current portion of long-term debt	—	44.8
Current portion of operating lease liabilities	8.1	10.4
Federal and state income taxes	115.6	—
Total current liabilities	926.8	946.0

Long-term debt	321.4	321.3
Operating lease liabilities	22.3	26.5
Other liabilities	332.4	278.8
Subordinated debentures	200.0	200.0
Stockholders’ equity	1,709.5	1,449.0

Total Liabilities and Stockholders’ Equity	$3,512.4	$3,221.6

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In Millions)

	26 Weeks Ended
	July 29,	July 30,
	2023	2022
Operating activities:
Net income	$333.0	$414.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	91.4	94.9
Gain on disposal of assets	(2.0)	(7.2)
Accrued interest on short-term investments	(3.1)	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(2.7)	3.4
Increase in merchandise inventories	(72.5)	(113.3)
Increase in other current assets	(12.4)	(18.2)
Decrease (increase) in other assets	4.5	(0.2)
Decrease in trade accounts payable and accrued expenses and other liabilities	(24.9)	(40.1)
Increase (decrease) in income taxes	86.6	(54.7)
Net cash provided by operating activities	397.9	279.1

Investing activities:
Purchase of property and equipment and capitalized software	(63.8)	(61.1)
Proceeds from disposal of assets	2.1	8.1
Proceeds from insurance	—	4.8
Purchase of short-term investments	(148.1)	(24.7)
Proceeds from maturities of short-term investments	150.0	—
Net cash used in investing activities	(59.8)	(72.9)

Financing activities:
Cash dividends paid	(6.8)	(7.5)
Purchase of treasury stock	(217.3)	(422.6)
Net cash used in financing activities	(224.1)	(430.1)

Increase (decrease) in cash and cash equivalents and restricted cash	114.0	(223.9)
Cash and cash equivalents and restricted cash, beginning of period	660.3	716.8
Cash and cash equivalents, end of period	$774.3	$492.9

Non-cash transactions:
Accrued capital expenditures	$12.0	$9.8
Accrued purchase of treasury stock and excise taxes	2.2	6.0
Stock awards	1.3	2.3
Accrued purchase of short-term investments	—	49.3
Lease assets obtained in exchange for new operating lease liabilities	2.0	0.6

Estimates for 2023

The Company is providing the following estimates for certain financial statement items for the 53-week period ending February 3, 2024 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2023	2022
	Estimated	Actual
Depreciation and amortization	$180	$188
Rentals	22	23
Interest and debt (income) expense, net	(5)	31
Capital expenditures	140	120

Forward-Looking Information

This report contains certain forward-looking statements. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (a) statements including words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof; (b) statements regarding matters that are not historical facts; and (c) statements about the Company’s future occurrences, plans and objectives, including statements regarding management’s expectations and forecasts for the 53-week period ended February 3, 2024 and beyond, statements concerning the opening of new stores or the closing of existing stores, statements concerning capital expenditures and sources of liquidity and statements concerning estimated taxes. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions including inflation, rising interest rates, bank failures, economic recession and changes in traffic at malls and shopping centers; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of and interest rates on consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in the Company’s ability to meet labor needs amid nationwide labor shortages and an intense competition for talent; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; high levels of unemployment; changes in tax legislation (including the Inflation Reduction Act of 2022); changes in legislation and governmental regulations, affecting such matters as the cost of employee benefits or credit card income, such as the Consumer Financial Protection Bureau’s recent proposal to amend Regulation Z to limit the dollar amounts credit card companies can charge for late fees; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; the elimination of LIBOR; potential disruption from terrorist activity and the effect on ongoing consumer confidence; COVID-19 and other epidemic, pandemic or public health issues and their effects on public health, our supply chain, the health and well-being of our employees and customers and the retail industry in general; potential disruption of international trade and supply chain efficiencies; global conflicts (including the recent conflict in Ukraine) and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature, and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, particularly those set forth under the caption “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023.

CONTACT:
Dillard’s, Inc.
Julie J. Guymon
501-376-5965
julie.guymon@dillards.com